SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

  Filed by the registrant     X
  Filed by a party other than the registrant  ____

  Check the appropriate box:

    ____  Preliminary proxy statement        ____ Confidential, For Use of the
     X    Definitive proxy statement              Commission Only (as
    ____  Definitive additional materials         permitted by Rule 14a-6(e)(2))
    ____  Soliciting material pursuant to
          Rule 14a-12

                            CPI AEROSTRUCTURES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X   No fee required.
____  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     --------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 14-a-6(I)(1) and 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------

(5)  Total fee paid:

     --------------------------------------------------------------

     Fee paid previously with preliminary materials:

     --------------------------------------------------------------

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

     --------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------

(3)  Filing party:

     --------------------------------------------------------------

(4)  Date filed:

     --------------------------------------------------------------

                            CPI AEROSTRUCTURES, INC.
                              200A Executive Drive
                            Edgewood, New York 11717
                                 (631) 586-5200

                    Notice of Annual Meeting of Shareholders
                          to be held on August 8, 2000

To the Shareholders of CPI Aerostructures, Inc.:

         You are cordially invited to attend the Annual Meeting of Shareholders of CPI Aerostructures, Inc. ("Company") to be held at the executive offices of the Company, on Tuesday, August 8, 2000, at 10:00 a.m., to consider and act upon the following matters:

         o To elect one Class II Director to serve for the ensuing three-year period until his respective successor is elected and qualified;

         o To approve the adoption of the Company's Performance Equity Plan 2000; and

         o To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

         Only shareholders of record at the close of business on June 29, 2000 will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

                                      By Order of the Board of Directors


                                      Edward J. Fred, Secretary

Edgewood, New York
June 30, 2000

You are earnestly requested to date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the Meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the Meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the Meeting and your cooperation in this respect will be appreciated.

                            CPI AEROSTRUCTURES, INC.

                              ---------------------

                                 Proxy Statement

                              ---------------------

                         Annual Meeting of Shareholders
                          to be held on August 8, 2000

                              --------------------

     This Proxy Statement and the accompanying form of proxy is furnished to shareholders of CPI Aerostructures, Inc. ("Company" or "CPI") in connection with the solicitation of proxies by the Board of Directors of the Company for use in voting at the Annual Meeting of Shareholders ("Meeting") to be held at the principal executive offices of the Company, 200A Executive Drive, Edgewood, New York 11717, on Tuesday, August 8, 2000, at 10:00 a.m., and at any and all adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     This Proxy Statement, the accompanying Notice of Meeting of Shareholders, the Proxy and the Annual Report to Shareholders for the year ended December 31, 1999 are being mailed commencing on or about June 30, 2000 to shareholders of record on June 29, 2000. All costs of this solicitation are to be borne by the Company.

What matters am I voting on?

     You are being asked to vote on the following matters:

     o The election of one Class II Director to serve for the ensuing three-year period and until his respective successor is elected and qualified;

     o A proposal to adopt our Performance Equity Plan 2000 under which options to purchase shares of our common stock will be granted to our directors, officers, employees and consultants; and

     o To transact such other business as may properly come before the meeting and any and all adjournments thereof.

Who is entitled to vote?

     Persons who were holders of our common stock as of the close of business on June 29, 2000, the record date, are entitled to vote at the meeting. As of June 29, 2000, we had issued and outstanding 2,648,509 shares of common stock, the Company's only class of voting securities outstanding.

What is the effect of giving a proxy?

     Proxies in the form enclosed are solicited by and on behalf of the board. The persons named in the proxy have been designated as proxies by the board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

     If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

     o    FOR the election of the nominee listed below under Proposal 1;

     o FOR the approval of our Performance Equity Plan 2000 as described below under Proposal 2.

     If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments thereof. In the event that any other matters are properly presented at the meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment.

May I change my vote after I return my proxy card?

     Any proxy given pursuant to this solicitation may be revoked by you at any time before it is exercised. You may effectively revoke your proxy by:

     o delivering written notification of your revocation to the Secretary of CPI;

     o    voting in person at the meeting; or

     o    delivering another proxy bearing a later date.

     Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

     The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("shareholder withholding") with respect to a particular matter. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") and proxies reflecting shares subject to shareholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy. Abstentions are voted neither "for" nor "against" a matter, but are counted in the determination of a quorum.

What is a "broker non-vote"?

     A "broker non-vote" occurs when a broker submits a proxy that states that the broker does not vote for some of the proposals because the broker has not received instructions from the beneficial owners on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.

How many votes are needed for approval of each matter?

     o The election of directors requires a plurality vote of the votes cast at the meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors. Consequently, any shares not voted "FOR" a particular nominee (whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee's favor.

     o The approval of the plan must be approved by the affirmative vote of a majority of the votes cast at the meeting. Abstentions from voting with respect to this proposal are counted as "votes cast" with respect to such proposal and, therefore, have the same effect as a vote against the proposal. Shares which are subject to shareholder withholding or broker non-vote are not counted as "votes cast" with respect to such proposal and therefore will have no effect on such vote.

How do I vote?

     You may vote your shares in one of three ways: by mail, facsimile or in person at the Meeting. The prompt return of the completed proxy card vote will assist CPI in preparing for the meeting. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need to be affixed if mailed in the United States). You can specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. If you wish to fax your proxy, please copy both the front and back of the signed proxy and fax same to North American Transfer
Co. at (516) 379-8525 (phone - 516-379-8501).

Security Ownership of Certain Beneficial Owners and Management

     The table and accompanying footnotes on the following pages set forth certain information as of June 29, 2000, the record date, with respect to the ownership of our common stock by: (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) the Chief Executive Officer and the Company's other executive officers whose total compensation exceeded $100,000, and (iv) all of our directors and executive officers as a group (in each case, based upon information furnished by such persons). A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the record date upon the exercise of warrants or options. Accordingly, shares of common stock issuable upon exercise of options and warrants which are currently exercisable or exercisable within 60 days of the date of this proxy statement have been included in the following table with respect to the beneficial ownership of the person owning such options or warrants, but not with respect to any other persons listed below.

                                             Beneficial Shares       Percent of
Name and Address of Beneficial Owner (1)         Owned(2)              Class
----------------------------------------        ----------            ------
Arthur August..........................         738,335(3)             24.0%

Edward J. Fred ........................         208,336(4)              7.3%

Walter Paulick.........................          15,002(5)               *

Kenneth McSweeney......................           6,667(6)               *

Daniel Liguori ........................         333,334(7)              11.2%

All Directors and Executive Officers
as a group (four persons).............          968,340(8)              29.2%

---------------------------------

*    Less than 1%

(1) Unless otherwise noted, the address of each person is c/o CPI Aerostructures, Inc., 200A Executive Drive, Edgewood, New York 11717.

(2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable.

(3) Includes an aggregate of 431,668 shares of Common Stock which Mr. August has the right to acquire upon exercise of options granted under the 1992 Employee Stock Option Plan ("1992 Plan"), 1995 Employee Stock Option Plan ("1995 Plan"), the 1998 Performance Equity Plan ("1998 Plan"), and the proposed Performance Equity Plan 2000 ("Plan 2000"). Excludes (i) an aggregate of 40,000 shares of Common Stock owned by Mr. August's children or held in trust for Mr. August's grandchildren and (ii) 3,000 shares of Common Stock owned by Mr. August's wife, of which shares Mr. August disclaims beneficial ownership, and excludes 48,500 shares of Common Stock underlying options not currently exercisable.

(4) Represents 208,336 shares of Common Stock which Mr. Fred has the right to acquire upon the exercise of options granted under the 1995 Plan, 1998 Plan and Plan 2000.

(5) Represents 15,002 shares of Common Stock which Mr. Paulick has the right to acquire upon the exercise of options granted under the 1992 Plan and 1995 Plan.

(6) Represents 6,667 shares of Common Stock which Mr. McSweeney has the right to acquire upon the exercise of options granted under the 1995 Plan.

(7) Represents the aggregate number of shares which Mr. Liguori has the right to acquire by converting the promissory note he received in connection with the Company's purchase of Kolar Machine, Inc. The business address of Mr. Liguori is care of Kolar, Inc., 407 Cliff Street, Ithaca, New York, New York 14850.

(8) Includes a total of 661,673 shares issuable upon the exercise of options deemed to be included in Messrs. August, Fred, Paulick and McSweeney respective beneficial ownership as disclosed in notes 3, 4, 5 and 6.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTOR

     The Board of Directors is divided into three classes with only one class of directors being elected in each year. The term of office of the first class of directors (Class I), presently consisting of Kenneth McSweeney, will expire in 2002; the term of office of the second class of directors (Class II), presently consisting of Walter Paulick, will expire at the Meeting; and the term of office of the third class of directors (Class III), presently consisting of Arthur August and Edward J. Fred will expire in 2001. If elected, Mr. Paulick will serve for a term of three years. To be elected, Mr. Paulick must receive a plurality of the votes cast at the Meeting.

     Unless authority is withheld, the proxies solicited by the Board of Directors will be voted "FOR" the election of Mr. Paulick. Management has no reason to believe that Mr. Paulick will not be a candidate or will be unable to serve. However, in the event he should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person as shall be designated by the Board of Directors.

Information About Directors, Nominee  and Executive Officers

     Set forth below is certain information concerning each director and executive officer of the Company:

Name                                Age        Position
----                               ----        --------

Arthur August(1)............        65         Chairman of the Board of
                                               Directors, President, Chief
                                               Executive Officer and Director

Edward J. Fred(2)...........        41         Executive Vice President, Chief
                                               Financial Officer, Secretary and
                                               Director

Kenneth McSweeney(1)(2).....        68         Director

Walter Paulick(1)(2)........        53         Director and Nominee

--------------

(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.


     Arthur August, a founder of the Company, has been the Chairman of the Board, President and Chief Executive Officer of the Company since January 1980. From 1956 to 1979, Mr. August was employed by Northrop Grumman Corporation ("Grumman"), an aerospace products manufacturer, where he last held the position of Deputy Director. Mr. August holds a degree in Aeronautical Engineering from the Academy of Aeronautics (1956), a B.S. degree in Industrial Management from
C. W. Post College (1963), a Masters degree in Engineering from New York University (1965) and is a graduate of the Program for Management Development at the Harvard Graduate School of Business (1977).

     Edward J. Fred has been a director and secretary of CPI since December, 1998, Chief Financial Officer since April 1998 and Executive Vice President since May 1, 2000. Mr. Fred has been a Vice President since December, 1998 and was Controller of the Company from February 1995 to April 1998. For approximately ten years prior to joining the Company, Mr. Fred served in various positions for the international division of Grumman, where he last held the position of Controller.

     Kenneth McSweeney has been a director of the Company since February 1998. He has also provided various consulting services to the Company on a per diem basis since January 1995. Mr. McSweeney has been an independent consultant to various aerospace corporations for the past five years. From 1961 to 1995, Mr. McSweeney served in various management positions for Grumman, most recently as the Vice President of their Aerostructures Division and a Director of Business Development for the Middle East. Mr. McSweeney has extensive experience in aerostructures and logistics support products and is a licensed professional engineer in New York State. He holds a Bachelor and Master of Science Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn and a Master in Business Management from C.W. Post College. He also completed the Executive Development Program at the Cornell School of Business and Public Administration.

     Walter Paulick has been a director of the Company since April 1992. Mr. Paulick has been an independent financial consultant for more than the past five years. From 1982 to November 1992, Mr. Paulick was a Vice President of Parr Development Company, Inc., a real estate development company. From 1980 to 1982, Mr. Paulick was employed by Key Bank, where he last held the position of Vice President. From 1971 to 1980, Mr. Paulick was a Vice President of National Westminster U.S.A.

     The Board of Directors unanimously recommends that shareholders vote "FOR" the election of the nominee named above.

Board of Directors Compensation

     Currently, Directors do not receive cash compensation for serving on the Board of Directors although they are reimbursed for the reasonable expenses they incur in attending meetings. Each of Messrs. Paulick and McSweeney were granted options to purchase 5,000 shares of Common Stock during the year ended December 31, 1999. See "Stock Options" below.

Board of Directors Meetings and Committees

     The Company held four meetings of the Board of Directors in 1999 and took action by unanimous written consent in lieu of a meeting on two occasions. Messrs. Fred, Paulick and McSweeney serve on the Company's Compensation Committee, which reviews and approves the compensation to be paid to certain officers of the Company. Messrs. Paulick (Chairman), August and McSweeney serve on the Company's Audit Committee, which is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors. The Audit Committee also reviews all related party transactions on an ongoing basis for potential conflict of interest situations. The Compensation Committee and the Audit Committee each held two meetings during 1999. No member of the Board of Directors attended fewer than 75% of the total number of meetings of the Board and committees thereof upon which he served during 1999.

Employment Agreements

     Messrs. August and Fred are employed by the Company as Chairman of the Board, President and Chief Executive Officer, and Executive Vice President, Chief Financial Officer and Secretary, respectively, pursuant to employment agreements which expire on December 31, 2001. The employment agreements provide Messrs. August and Fred with annual base salaries of $300,000, and $150,000, respectively, during the term of their contracts. Mr. August is entitled to receive an annual bonus equal to 4% of the Company's net income for the years ending December 31, 1999, 2000 and 2001. Mr. Fred's employment agreement provides that he will receive an annual bonus equal to 2% of the Company's net income for each year commencing with the year ending December 31, 2000. The agreements with Messrs. August and Fred provide that during the term of employment with the Company and for a period of one-year thereafter the employees will not compete with the Company or engage in any activities that would interfere with the performance of their duties as employees of the Company. The agreements provide that the Company will maintain hospital and health insurance benefits for the employee following retirement.

     Daniel Liguori is employed as President of Kolar pursuant to an employment agreement which expires on October 9, 2000 unless extended, at Mr. Liguori's election, for an additional three years. The employment agreement provides Mr. Liguori with an annual base salary of $168,000 and also provides that Mr. Liguori will not compete with Kolar during the term of employment and for a period of five years thereafter.

                          SUMMARY COMPENSATION TABLE

                                          Annual Compensation           Long Term Compensation
                                          -------------------           ---------------------
Name and                                                                Securities Underlying
Principal Position                  Year       Salary        Bonus             Options
------------------                  ----      --------      -------     ---------------------
Arthur August,                      1999      $313,114      $36,000         115,000
Chief Executive Officer and         1998      $321,102        -0-            33,334
President                           1997      $294,730      $22,500          66,667

Edward J. Fred,                     1999      $102,595        -0-            60,000
Executive Vice President            1998      $  92,192       -0-            13,334
and Chief Financial Officer         1997      $  81,634       -0-             3,334


                         OPTION GRANTS IN LAST FISCAL YEAR


                  Number of Percent of
                       Securities
                       Underlying   Options Granted  Per Share
                        Options     to Employees in  Exercise      Expiration
                        Granted     Fiscal Year(1)     Price         Date
                        -------    --------------      -----         ----
Arthur August           115,000         42.7%          $2.79        12/31/04

Edward J. Fred           60,000         22.3%          $2.53        12/31/09

(1) The Company granted a total of 269,000 options to employees in the fiscal year ended December 31, 1999.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                FYE OPTION VALUES

                                                                         Number of
                                                                        Unexercised             Value of Unexercised
                                 Number of                             Options at FYE           In-The-Money Options
                              Shares Acquired          Value            Exercisable/             at FYE Exercisable/
Name                            on Exercise           Realized        Unexercisable(1)              Unexercisable
----                            -----------           --------        ----------------              -------------
Arthur August                       -0-                 -0-            86,168/145,500                    -0-

Edward J. Fred                      -0-                 -0-            62,836/20,500                     -0-


(1) On December 31, 1999, the last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market was $2.531.

     The Company has no long-term incentive plan awards.

Employee Benefit Plans

     On February 1, 1991, the Company adopted a Qualified Sick Pay Plan ("QSP Plan") which covers full-time executive officers and managers. The QSP Plan provides covered employees with income during periods of disability due to sickness or injury and is funded through the purchase of disability income insurance policies.

     On September 11, 1996, the Company instituted a fully-qualified 401(k) Employee Savings Plan. The plan is totally voluntary and employee contributions to the plan commenced on October 1, 1996. The Company has the option to make voluntary matching and profit-sharing contributions to the account of its employees.

Stock Options

Performance Equity Plan 2000

     On March 30, 2000, the Board of Directors adopted the Performance Equity Plan 2000 authorizing the grant of up to 700,000 options, subject to shareholder approval. To date, options to purchase 225,000 shares have been granted under the plan. See discussion under Proposal 2 for details of the plan.

1998 Performance Equity Plan

     The 1998 Performance Equity Plan ("1998 Plan"), authorizes the grant of 463,334 options, of which options to purchase 453,002 shares of Common Stock are outstanding, at exercise prices ranging from $2.53 to $6.90 per share, including: 233,334 shares of Common Stock to Arthur August, Chairman of the Board of Directors, Chief Executive Officer and President, at exercise prices ranging from $2.59 to $ 6.90 per share; 73,334 shares of Common Stock to Edward
J. Fred, Executive Vice President, Chief Financial Officer, Secretary and a director at exercise prices ranging from $2.53 to $6.27 per share; 5000 shares of Common Stock to Walter Paulick, a director, and 5000 shares of Common Stock to Kenneth McSweeney, a director. As of June 1, 2000, options to purchase 10,332 additional shares remain eligible for the grant of options.

1995 Employee Stock Option Plan

     The 1995 Employee Stock Option Plan ("1995 Option Plan"), authorizes the grant of 200,000 options, of which options to purchase 177,810 shares of Common Stock are outstanding at exercise prices ranging from $2.53 to $9.00 per share, including: 83,335 shares of Common Stock to Arthur August, at exercise prices ranging from $5.43 to $6.80 per share; 10,002 shares of Common Stock to Edward
J. Fred; 31,500 shares of Common Stock to Stanley Wunderlich, a former director; 5001 shares of Common Stock to Walter Paulick; and 1,667 shares of Common Stock to Kenneth McSweeney. No shares are currently available for the grant of options under this plan.

1992 Employee Stock Option Plan

     The 1992 Employee Stock Option Plan ("1992 Plan") authorizes the grant of 83,000 options, of which options to purchase 64,500 shares of Common Stock are outstanding at exercise prices ranging from $2.53 to $9.00 per share, including:
5,001 shares to Walter Paulick, at exercise prices ranging from $3.00 to $6.00 per share and 40,000 shares to Arthur August at $2.59 per share. As of June 30, 2000, options to purchase 2,778 additional shares remain eligible for the grant of options.

Other Options

     On January 26, 1995, the Company granted an option to purchase 40,000 shares of Common Stock at $9.00 per share to Rickel and Associates, in consideration of business consulting services to be performed for the Company. This option was canceled in April 1996, because of Rickel & Associates' non-performance and is the subject of a lawsuit. In April 1998, the Company issued 33,334 warrants to Gaines, Berland Inc. as compensation for acting as the Company's investment banker, at an exercise price of $4.50 per share.

Certain Transactions

     On January 1, 1996, the Company entered into a consulting agreement with Stanley Wunderlich. Mr. Wunderlich was a director of the Company from November 1995 until February 1, 1998, when he resigned from the Board of Directors. The agreement terminated by its own terms on December 31, 1997. The Company and Mr. Wunderlich entered into a new consulting agreement on January 1, 1998. This agreement terminated on December 31, 1999. Pursuant to the agreements, Mr. Wunderlich provided the Company with financial advisory consulting services including, but not limited to, assisting with financial public relations, arranging meetings with securities analysts and money managers, rendering advice with regard to changes in the capitalization or corporate structure of the Company, and advising the Company in connection with potential mergers or acquisitions. In consideration for these services, Mr. Wunderlich was compensated at the rate of $1,000 per month, including reasonable expenses. In addition, in January 1998, as further compensation for these consulting services, Mr. Wunderlich was granted 25,000 non-qualified stock options exercisable at a price of $7.50 per share for a period of five years.

     For information concerning employment agreements with, compensation of, and stock options granted to the Company's executive officers and directors, see "Employment Agreements."

Compliance with 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of common stock with the Securities and Exchange Commission (SEC). Executive officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish us with copies of all such reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 1999, all filings under Section 16(a) were made as required.

                                   PROPOSAL 2

                  Approval of the Performance Equity Plan 2000

     In June 2000, our board adopted the Performance Equity Plan 2000 ("Plan"), subject to shareholder approval at the annual meeting. CPI operates in a competitive market. A particularly competitive area of CPI's business is attracting and retaining talented employees (including executives, engineers, sales and support personnel and others). In order to effectively compete in today's market for qualified employees, CPI must compensate employees with stock options and align their interests with those of the shareholders. In addition, CPI has been exploring acquisition opportunities. Although no current opportunity is at hand, CPI will need the flexibility to offer employees of businesses which may be acquired by CPI equity incentives to induce them to become employees of CPI. During 2000, CPI granted Messrs. August, Fred and Funicelli, options to purchase 75,000, 125,000 and 25,000 shares of Common Stock, respectively, at an exercise price of $2.59 per share, subject to approval of the Plan by the shareholders.

     It is imperative that CPI continue to attract and retain the quality and quantity of employees that it has in the past in order to continue its growth and effect its business plan. If unable to do this, CPI will be at a significant competitive disadvantage in the marketplace and shareholder value could be adversely impacted. There is an aggregate of approximately 13,000 shares still available for grant under the 1992, 1995 and 1998 plans, respectively. The ability to continue to compensate employees with equity-based grants such as stock options is key to competing for talent. For these reasons, we are requesting that the shareholders approve the Plan.

           The Board of Directors recommends voting "FOR" Proposal 2.

Summary of the Plan

     Administration

     The Plan is administered by the board or a compensation committee of the board (as used in this summary, the "Committee"). The Committee has full authority, subject to the provisions of the Plan, to award (i) Stock Options,
(ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards (collectively, "Awards"). Subject to the provisions of the Plan, the Committee determines, among other things, the persons to whom from time to time Awards may be granted ("Holders"), the specific type of Awards to be granted (e.g., Stock Options, Restricted Stock), the number of shares subject to each Award, share prices, any restrictions or limitations on such Awards (e.g., the "Deferral Period" in the grant of Deferred Stock and the""Restriction Period" when Restricted Stock is subject to forfeiture), and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to such Awards.

     Stock Subject to the Plan

     The Plan authorizes the granting of Awards whose exercise would allow up to an aggregate of 700,000 shares of common stock to be acquired by the Holders of such Awards. In order to prevent the dilution or enlargement of the rights of Holders under the Plan, the number of shares of common stock authorized by the Plan is subject to adjustment by the Committee in the event of any dividend on shares of common stock payable in shares of common stock, common stock split or reverse split or other extraordinary or unusual event which results in a change in the shares of common stock as a whole. The Committee, in the event of any of the foregoing, will make equitable adjustments in the terms of any awards and the aggregate number of shares reserved for issuance under the Plan.

     If any Award granted under the Plan is forfeited or terminated prior to exercise, the shares of common stock that were available pursuant to such Award shall again be available for distribution in connection with Awards subsequently granted under the Plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then the number of shares available under the Plan will be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

     Eligibility

     Subject to the provisions of the Plan, Awards may be granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to CPI and who are deemed to have contributed or to have the potential to contribute to CPI's success. Incentive Stock Options, as hereinafter defined, may be awarded only to persons who, at the time of grant of such awards, are, or have agreed to become, employees of CPI or its wholly- or majority-owned subsidiaries.

     Types of Awards

     Options. The Plan provides both for "Incentive" stock options ("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and for options not qualifying as Incentive Options ("Non-Qualified Stock Options"), both of which may be granted with any other stock- based award under the Plan. The Committee determines the exercise price per share of common stock purchasable under an Incentive or Non-Qualified Stock Option (collectively, "Stock Options"). The exercise price of Stock Options may not be less than 100% of the fair market value on the day of the grant (or, if greater, the par value of a share of common stock). However, (i) the exercise price of an Incentive Stock Option granted to a person possessing more than 10% of the total combined voting power of all classes of CPI stock may not be less than 110% of such fair market value on the date of grant and (ii) if the Stock Option is granted in connection with the recipient's hiring, promotion or similar event, the exercise price may not be less than the fair market value of the common stock on the trading date immediately preceding the date on which the recipient is hired or promoted (or similar event) if the grant of the Stock Option occurs not more than 120 days after the date of such hiring, promotion or other event. In the case of an Incentive Stock Option, the aggregate fair market value (on the date of grant of the Stock Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year shall not exceed $100,000. An Incentive Stock Option may only be granted within a ten-year period from the date the Plan is adopted and approved and may only be exercised within ten years from the date of the grant (or within five years in the case of an Incentive Stock Option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of CPI stock). Subject to any limitations or conditions the Committee may impose, Stock Options may be exercised, in whole or in part, at any time during the term of the Stock Option by giving written notice of exercise to CPI specifying the number of shares of common stock to be purchased. Such notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in securities of CPI or in combination thereof.

     Generally, Stock Options granted under the Plan may not be transferred other than by will or by the laws of descent and distribution and all Stock Options are exercisable during the Holder's lifetime (or in the event of legal incapacity or incompetency, the Holder's guardian or legal representative). However, a Holder, with the approval of the Committee, may transfer a Non-Qualified Stock Option by gift to a family member of the Holder, by domestic relations order to a family member of the Holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the Holder or the Holder, in exchange for an interest in that entity.

     Generally, if the Holder is an employee, no Stock Options, or any portion thereof, granted under the Plan may be exercised by the Holder unless he or she is employed by CPI or a subsidiary at the time of the exercise and has been so employed continuously from the time the Stock Options were granted. However, in the event the Holder's employment with CPI is terminated due to disability, the Holder may still exercise his or her vested Stock Options for a period of 12 months (or such other greater or lesser period as the Committee may determine from the date of such termination or until the expiration of the stated term of the Stock Option, whichever period is shorter. Similarly, should a Holder die while in the employment of CPI or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent Holder's vested Stock Options for a period of 12 months from the date of his or her death (or such other greater or lesser period as the Committee may determine) or until the expiration of the stated term of the Stock Option, whichever period is shorter. If the Holder's employment with CPI is terminated due to normal retirement (upon such age as designated by the Committee, and if no age is designated, then upon attaining the age of 62), the Holder may still exercise his or her vested Stock Options for a period of three years from the date of such termination or until the expiration of the stated term of the Stock Option, whichever period is shorter. If the Holder's employment is terminated for any reason other than death, disability or normal retirement, the Stock Option shall automatically terminate, except that if the Holder's employment is terminated by CPI without cause, then the portion of any Stock Option that has vested on the date of termination may be exercised for the lesser of three months after termination of employment (or such other greater or lesser period as the Committee may determine) or the balance of the Stock Option's term.

     Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights ("SARs" or singularly "SAR") to participants who have been, or are being, granted Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In conjunction with Non-Qualified Stock Options, SARs may be granted either at or after the time of the grant of such Non-Qualified Stock Options. In conjunction with Incentive Stock Options, SARs may be granted only at the time of the grant of such Incentive Stock Options. A SAR entitles the Holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related Stock Option, multiplied by the number of shares subject to the SAR. The granting of a SAR will not affect the number of shares of common stock available for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the Stock Option to which the SAR relates.

     Restricted Stock. The Committee may award shares of restricted stock ("Restricted Stock") either alone or in addition to other Awards granted under the Plan. The Committee determines the persons to whom grants of Restricted Stock are made, the number of shares to be awarded, the price (if any) to be paid for the Restricted Stock by the person receiving such stock from CPI, the time or times within which awards of Restricted Stock may be subject to forfeiture (the "Restriction Period"), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Restricted Stock awards.

     Restricted Stock awarded under the Plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to CPI during the applicable Restriction Period. Other than regular cash dividends and other cash equivalent distributions as the Committee may designate, pay or distribute, CPI will retain custody of all distributions ("Retained Distributions") made or declared with respect to the Restricted Stock during the Restriction Period. A breach of any restriction regarding the Restricted Stock will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto. Except for the foregoing restrictions, the Holder will, even during the Restriction Period, have all of the rights of a shareholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as the Committee may designate, pay or distribute on such Restricted Stock and the right to vote such shares.

     In order to enforce the foregoing restrictions, the Plan requires that all shares of Restricted Stock awarded to the Holder remain in the physical custody of CPI until the restrictions on such shares have terminated and all vesting requirements with respect to the Restricted Stock have been fulfilled.

     Deferred Stock. The Committee may award shares of deferred stock ("Deferred Stock") either alone or in addition to other Awards granted under the Plan. The Committee determines the eligible persons to whom, and the time or times at which, Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of such Deferred Stock Awards.

     Deferred Stock awards granted under the Plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to CPI during the applicable Deferral Period. The Holder shall not have any rights of a shareholder until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such common stock. The Holder may request to defer the receipt of a Deferred Stock award for an additional specified period or until a specified event. Such request must generally be made at least one year prior to the expiration of the Deferral Period for such Deferred Stock award.

     Stock Reload Options. The Committee may grant Stock Reload Options to a Holder who tenders shares of common stock to pay the exercise price of a Stock Option ("Underlying Option") and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. A Stock Reload Option permits a Holder who exercises a Stock Option by delivering stock owned by the Holder for a minimum of six months to receive back from CPI a new Stock Option (at the current market price) for the same number of shares delivered to exercise the Option. The Committee determines the terms, conditions, restrictions and limitations of the Stock Reload Options. The exercise price of Stock Reload Options shall be the fair market value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Stock Reload Option may be exercised commencing one year after it is granted and expires on the expiration date of the Underlying Option.

     Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed by the Committee to be consistent with the purposes of the Plan, including purchase rights, shares of common stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of or the performance of specified subsidiaries. Subject to the terms of the Plan, the Committee has complete discretion to determine the terms and conditions applicable to Other Stock-Based Awards. Other Stock- Based Awards may be awarded either alone or in addition to or in tandem with any other awards under the Plan or any other Plan of CPI.

     Competition with CPI; Solicitation of Customers and Employees; Disclosure of Confidential

Information

     If a Holder's employment with CPI or a subsidiary is terminated for any reason whatsoever, and within 12 months after the date of termination such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, CPI, (ii) solicits any customers or employees of CPI to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or
(iii) uses or discloses to anyone outside CPI any confidential information or material of CPI in violation of CPI's policies or any agreement between the Holder and CPI, the Committee, in its sole discretion, may require such Holder to return to CPI the economic value of any Award that was realized or obtained by such Holder at any time during the period beginning on the date that is 12 months prior to the date such Holder's employment with CPI is terminated.

     Withholding Taxes

     Upon the exercise of any Award granted under the Plan, the Holder may be required to remit to CPI an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of common stock.

     Agreements

     Stock options, restricted stock, deferred stock, stock reload options, other stock-based awards and SARs granted under the Plan will be evidenced by agreements consistent with the Plan in such form and having such additional terms (not contrary to the requirements of the Plan) as the Committee may prescribe. Neither the Plan nor agreements thereunder confer any right to continued employment upon any holder of a stock option, restricted stock, deferred stock, stock reload options, other stock-based award or SAR.

     Term and Amendments

     Unless terminated by the board, the Plan shall continue to remain effective until such time as no further Awards may be granted and all Awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only during the ten-year period following the date the Plan becomes effective. The board may at any time, and from time to time, amend the Plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the Plan without the holder's consent.

Federal Income Tax Consequences

     The following discussion of the federal income tax consequences of participation in the Plan is only a summary of the general rules applicable to the grant and exercise of Stock Options and other Awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the Plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

     Incentive Stock Options

     The Holder will recognize no taxable income upon the grant of an Incentive Stock Option. The Holder will realize no taxable income when the Incentive Stock Option is exercised if the Holder has been an employee of CPI or its subsidiaries at all times from the date of the grant until three months before the date of exercise (one year if the Holder is disabled). CPI will not qualify for any deduction in connection with the grant or exercise of Incentive Stock Options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to the Holder, the Holder will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Stock Option over the exercise price will be treated as an item of adjustment for a Holder's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the Holder.

     If common stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding periods described above, (i) the Holder will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares and (ii) CPI will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price, which is the same amount included in regular taxable income.

     Non-Qualified Stock Options

     With respect to Non-Qualified Stock Options (i) upon grant of the Stock Option, the Holder will recognize no income, (ii) upon exercise of the Stock Option (if the shares of common stock are not subject to a substantial risk of forfeiture), the Holder will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and CPI will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable and
(iii) CPI will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the Holder. On a disposition of the shares, the Holder will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the Holder held the shares.

     If the shares acquired upon exercise of a Non-Qualified Stock Option are subject to a substantial risk of forfeiture, the Holder will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless such Holder timely files under Code Section 83(b) to elect to be taxed on the receipt of shares, and CPI will qualify for a corresponding deduction at such time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares.

     Stock Appreciation Rights

     Upon the grant of a SAR, the Holder recognizes no taxable income and CPI receives no deduction. The Holder recognizes ordinary income and CPI receives a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon such exercise.

     Restricted Stock

     A Holder who receives Restricted Stock will recognize no income on the grant of the Restricted Stock and CPI will not qualify for any deduction. At the time the Restricted Stock is no longer subject to a substantial risk of forfeiture, a Holder will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the Restricted Stock at the time the restriction lapses over the consideration paid for the Restricted Stock. A Holder's shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16 (b) of the Exchange Act. The holding period to determine whether the Holder has long-term or short-term capital gain or loss begins when the Restriction Period expires, and the tax basis for the shares will generally be the fair market value of the shares on such date.

     A Holder may elect, under Section 83(b) of the Code, within 30 days of the transfer of the Restricted Stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of such transfer of the shares of Restricted Stock

(determined without regard to the restrictions) over the consideration paid for the Restricted Stock. If a Holder makes such election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. Such forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. Such loss will be a capital loss if the shares are capital assets. If a Holder makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares (determined without regard to the restrictions) on the date of transfer.

     On a disposition of the shares, a Holder will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

     Whether or not the Holder makes an election under Section 83(b), CPI generally will qualify for a deduction (subject to the reasonableness of compensation limitation) equal to the amount that is taxable as ordinary income to the Holder, in its taxable year in which such income is included in the Holder's gross income. The income recognized by the Holder will be subject to applicable withholding tax requirements.

     Dividends paid on Restricted Stock which is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the Holder and will be deductible by CPI subject to the reasonableness limitation. If, however, the Holder makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the Holder, but will not be deductible by CPI.

     Deferred Stock

     A Holder who receives an award of Deferred Stock will recognize no income on the grant of such award. However, he or she will recognize ordinary compensation income on the transfer of the Deferred Stock (or the later lapse of a substantial risk of forfeiture to which the Deferred Stock is subject, if the Holder does not make a Section 83(b) election), in accordance with the same rules as discussed above under the caption "Restricted Stock."

     Other Stock-Based Awards

     The federal income tax treatment of Other Stock-Based Awards will depend on the nature of any such award and the restrictions applicable to such award.

                             INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the independent accounting firm of Goldstein Golub Kessler & Company, P.C. as the auditors of the Company for the year ending December 31, 2000. A representative of Goldstein Golub Kessler & Company, P.C., the auditors of the Company for the year ended December 31, 1999, is expected to be present at the Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

                           2001 SHAREHOLDER PROPOSALS

     The Company's By-laws provide that no shareholder nomination for the Board of Directors or proposal on any other matter may be brought before the shareholders without the giving of at least 120 days prior written notice to the Secretary of the Company (based upon the date the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting). Therefore, in order for shareholder proposals for the Annual Meeting of Shareholders to be held during to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Edgewood, New York not later than March 5, 2001. Pursuant to Rule 14a-4 promulgated by the Securities and Exchange Commission, shareholders are advised that the Company's management shall be permitted to exercise discretionary voting authority under proxies it solicits and obtains for the Company's Annual Meeting of Shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in the Company's proxy statement for such meeting, unless the Company receives such notice of such proposal at its principal office in Syosset, New York, no later than May 19, 2001.

                             SOLICITATION OF PROXIES

     The solicitation of proxies in the enclosed form is made on behalf of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone using the services of directors, officers and regular employees of the Company at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Company's common stock.
The Company has engaged the firm of Georgeson Shareholder Communications, Inc. to solicit proxies in connection with this meeting. The Company will be required to pay Georgeson fees in the amount of $6,500 and reimburse reasonable expenses incurred by such firm in the rendering of such solicitation services.

                                  OTHER MATTERS

     The Board of Directors knows of no matter which will be presented for consideration at the Meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                               Edward J. Fred, Secretary


Edgewood, New York
June 30, 2000

     CPI AEROSTRUCTURES, INC. - PROXY - Solicited By The Board Of Directors for Annual Meeting of Shareholders To Be Held on August 8, 2000

          The undersigned shareholder(s) of CPI AEROSTRUCTURES, INC., a New York
 P corporation ("Company"), hereby appoints Arthur August and Edward J. Fred, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting to be
 R held on August 8, 2000 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals:
 O
     1.   Election of the following Director: Walter Paulick
 X
      FOR the nominee listed |_| WITHHOLD AUTHORITY |_| to vote for the nominee.
 Y
     2.   To approve the Company's Performance Equity Plan 2000.

      FOR  |_|  AGAINST  |_|  ABSTAIN  |_|

     3. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

                              Date ________________________________, 2000

                              ___________________________________________
                              Signature

                              ___________________________________________
                              Signature if held jointly


                              Please sign exactly as name appears to the left. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation or partnership, please sign corporate or partnership name by authorized person, indicating position.